AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                     THO2 AND RARE METALS EXPLORATION, INC.

                 (Name changed to GOLF-TECHNOLOGY HOLDING, INC.)


        We the undersigned natural persons over the age of twenty-one (21) years acting as directors of a Corporation under the Idaho Code, hereby adopt the following Amended and Restated Articles of Incorporation for such Corporation and declare that they shall supersede the original Articles of Incorporation and all Amendments thereto.

                                    ARTICLE I

                                 CORPORATE NAME

        The name of the Corporation shall be GOLF-TECHNOLOGY HOLDING, INC.

                                   ARTICLE II

                                    DURATION

        The duration of the Corporation shall be perpetual.

                                   ARTICLE III

                  PRINCIPAL PLACE OF BUSINESS/REGISTERED AGENT

        The post office address of the Corporation's principal place of business is 13000 Sawgrass Village Circle,Suite 30, Ponte Vedra Beach, Florida 32082, and the name of its agent at such address is Ernie Vadersen. The registered agent and its address in the State of Idaho is Jill Patterson, 1300 Mill Road, McCall, Idaho 83638.

                                   ARTICLE IV

                                     PURPOSE

        This Corporation is organized to engage in any lawful business or activity which may be conducted under the laws of the State of Idaho or any other state, country or jurisdiction wherein this Corporation shall be authorized to transact business.

                                    ARTICLE V

                                 CAPITALIZATION

        The aggregate number of shares the Corporation shall have authority to issue shall consist of twenty five million (25,000,000) shares of common stock, par value One Tenth of a Cent ($.001) per share, with equal rights, preferences and restrictions. Fully paid stock of the Corporation shall not be liable to any further call or assessment. There shall be no cumulative voting and shareholders shall no preemptive rights to acquire any securities of the Corporation.

        The foregoing Amended and Restated Articles of Incorporation were voted upon at the Special Meeting of Shareholders held December 29, 1994, notice of which was given twenty (20) days prior to the Meeting. There were 10,000,000 shares outstanding and entitled to vote at the Meeting and 5,416,721 shares (54.2%) were represented at the Meeting in person and by proxy. Those shares voting in favor of adopting such Amended and Restated Articles of Incorporation were 5,302,887, and those shares voting against were 113,834. Also, Articles I, II, IV and V were amended by affirmative amendment approved by the Shareholders by a vote of 5,302,887 shares for, and 113,834 shares against each such amendment.

        Shareholders also ratified a proposal to reverse split the outstanding shares of the Corporation's common stock on a one (1) for forty (40) shares basis, effective date December 29, 1994 as determined by the Board of Directors. The President and Secretary of the Corporation are hereby authorized and directed that upon surrender of certificates representing forty shares of common stock, par value $.50 per share, to issue to the record holder thereof certificates representing one (1) share of common stock, par value $.001 per share. The stated capital of the Corporation has therefore been reduced from $500,000 to $250.

        DATED this 29th day of December, 1994.



                                      /s/ J. Rockwell Smith
                                      J. ROCKWELL SMITH, President


                                      /s/ Stacie Nolan
                                      STACIE NOLAN, Secretary

   STATE OF UTAH            )
                            ) ss.
   COUNTY OF SALT LAKE      )



        THE UNDERSIGNED, the President and Secretary respectively of THO2 and Rare Metals Exploration, Inc., a corporation organized and existing under the laws of the State of Idaho, to be now known as Golf Technology Holding, Inc., do hereby certify that at the Special Meeting in Lieu of Annual Meeting of Shareholders of said Corporation properly called and held on December 29, 1994, the foregoing Amended and Restated Articles of Incorporation for said Corporation were duly adopted and authorized by more than fifty percent (50%) of the outstanding and issued shares of said Corporation, which shares were properly represented and voted at said Meeting. Also that said Meeting was held pursuant to a resolution of the Board of Directors setting forth the Amended and Restated Articles of Incorporation, and reverse stock split of the issued and outstanding shares, and directing that they be submitted to a vote at the Special Meeting of Shareholders, and that written notice of said Special Meeting setting forth the proposed Restated Articles of Incorporation was given by first class mail to each shareholder of record entitled to vote thereon at least twenty (20) days prior to the holding of the Meeting. The Undersigned further certify that the foregoing Amended and Restated Articles of Incorporation correctly set forth the corresponding provisions of the Articles of Incorporation as heretofore amended and that the amendments and restated articles adopted by the shareholders correctly state the date of adoption thereof, the number of shares outstanding, the number of shares voted for and the number of shares voted against such amendments.



                                      /s/ J. Rockwell Smith
                                      J. ROCKWELL SMITH, President


                                      /s/ Stacie Nolan
                                      STACIE NOLAN, Secretary



   SUBSCRIBED AND SWORN to before me this  29th  day of December, 1994.




                                      /s/ James A. Patterson
                                      NOTARY PUBLIC
                                      Residing at:



   My Commission Expires:                  [Notary's Seal]

                              ARTICLES OF AMENDMENT
                        TO ARTICLES OF INCORPORATION OF
                          GOLF-TECHNOLOGY HOLDING, INC.



        The following provisions of the Articles of Incorporation of GOLF-TECHNOLOGY HOLDING, INC., an Idaho corporation (hereinafter called "Corporation"), are amended in the following particulars:

        1.   The name of this Corporation is Golf-Technology Holding, Inc.

        2. An Amendment to Article V of the Articles of Incorporation has been adopted pursuant to Section 30-1-59 of the Idaho Business Corporation Act, to authorize the issuance of five million (5,000,000) shares of preferred stock. As amended, Article V shall now read as follows:

                                 CAPITALIZATION

             (a) In General. The aggregate number of shares the Corporation shall have authority to issue shall consist of thirty million (30,000,000) shares, par value one-tenth of a cent ($.001) per share. Of that amount, twenty-five million (25,000,000) shall be common shares (the "Common Stock") and five million (5,000,000) shall be preferred shares (the "Preferred Stock"). Fully paid stock of the Corporation shall not be liable to any further call or assessment. There shall be no cumulative voting and shareholders shall have no pre-emptive rights to acquire any securities of the Corporation.

             (b) Preferred Stock. The Board of Directors is authorized to provide for the issuance of the Preferred Stock in one or more series by filing the appropriate Certificate Of Designation with the Secretary of State of Idaho which shall be effective without shareholder action, is authorized to establish the number of shares to be included in each series and the preferences, limitations and relative rights of each series. Such preferences must include the preferential right to receive distributions of assets upon the dissolution of the Corporation before shares of Common Stock are entitled to receive such distributions, or both.

             (c) Common Stock. The Common Stock shall have equal rights, designations and restrictions. Holders of Common Stock are entitled to one vote per share on all matters required by Idaho law to be approved by the shareholders. Subject to the rights of any outstanding classes or series of Preferred Stock having preferential dividend rights, holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon the dissolution of the Corporation, holders of Common Stock are entitled to receive, pro rata in accordance with the number of shares owned by each, the net assets of the Corporation remaining after the holders of any outstanding classes or series of Preferred Stock having preferential rights to such assets have received the distributions to which they are entitled.

        3. The above amendment to Article V of the Articles of Incorporation shall be effective as of filing date with the Secretary of State.

        4. The foregoing amendment to Articles of Incorporation of Golf-Technology Holding, Inc. was adopted by the Corporation by virtue of unanimous consent of the Directors dated April 6, 1995, and a majority vote of the shareholders at a Special Meeting of the Shareholders held on April 18, 1995. Notice of the Special Meeting of the Shareholders was given more than ten (10) days prior to the Meeting. There were 3,918,408 shares outstanding and entitled to vote at the Meeting and 2,285,132 shares (58%) were present in person or by proxy. Those shares voting in favor of adopting the Amendment to the Articles of Incorporation were 2,282,132 and those voting against were 3000.

        IN WITNESS WHEREOF, the undersigned President and Secretary of the Corporation have executed this Amendment to Articles of Incorporation of Golf-Technology Holding, Inc. this 25th day of April, 1995.



                                      /s/ Ernest R. Vadersen
                                      ERNEST R. VADERSEN, President


                                      /s/ Harold E. Hutchins
                                      HAROLD E. HUTCHINS, Secretary

   STATE OF FLORIDA
   COUNTY OF ST JOHNS


        THE UNDERSIGNED, the President and Secretary respectively of GOLF-TECHNOLOGY HOLDING, INC., a corporation organized and existing under the laws of the State of Idaho, do hereby certify that a the Special Meeting of the Shareholders of said Corporation properly called and held on April 18, 1995, the foregoing Articles of Amendment to the Articles of Incorporation for said Corporation were duly adopted and authorized by more than fifty percent (50%) of the outstanding and issued shares of said Corporation, which shares were properly represented and voted at said Meeting. Also that said Meeting was held pursuant to a resolution of the Board of Directors setting forth the Articles of Amendment to the Articles of Incorporation, and directing that they be submitted to a vote at the Special Meeting of Shareholders, and that written notice of said Special Meeting setting forth the proposed Amendment to the Articles of Incorporation was given by first class mail to each shareholder of record entitled to vote thereon at least ten (10) days prior to the holding of the Meeting. The undersigned further certify that the foregoing Articles of Amendment to the Articles of Incorporation correctly set forth the corresponding provisions of the Articles of Incorporation as heretofore amended and that the amendments of the articles adopted by the shareholders correctly state the date of adoption thereof, the number of shares outstanding, the number of shares voted for and the number of shares voted against such amendments.



                                      /s/ Ernest R. Vadersen
                                      ERNEST R. VADERSEN, President


                                      /s/ Harold E. Hutchins
                                      HAROLD E. HUTCHINS, Secretary



   SUBSCRIBED AND SWORN to before me this   25th   day of April, 1995.



        (SEAL)                        /s/ John E. Knight


   My Commission Expires:



                                      Print:
                                      Notary Public, State and County
                                      Aforesaid
   [Notary's Seal]                    Commission No.

                                            Personally Known
                                      Identification

                                  STATEMENT OF

                    RESOLUTION ESTABLISHING SERIES OF SHARES

                                       OF

                          GOLF-TECHNOLOGY HOLDING, INC.

        Pursuant to the provisions of Section 30-1-16 of the Idaho Business Corporation Act, the undersigned Corporation submits this Statement of Resolution establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

        1. The name of the Corporation is GOLF-TECHNOLOGY HOLDING, INC. (the "Corporation").

        2. On April 21, 1995, the Board of Directors of the Corporation duly adopted a resolution establishing and designating a series of shares consisting of 2,000,000 shares designated as Series A Preferred Stock ("Series A Preferred Stock"), and fixing and determining the relative rights and preferences thereof.

        3. A copy of the resolution by the Board of Directors establishing the A Preferred Stock is annexed hereto as Exhibit "A" and by this reference made a part hereof.

        DATED:   April 21        , 1995.   GOLF-TECHNOLOGY HOLDING, INC.




                                      By:/s/ Ernest R. Vadersen
                                        Ernest R. Vadersen, President



                                        /s/ Harold E. Hutchins
                                        Harold E. Hutchins, Secretary

                                 ACKNOWLEDGEMENT


   STATE OF FLORIDA
   COUNTY OF ST. JOHNS


          THE UNDERSIGNED, the President and Secretary, respectively, of Golf-Technology Holding, Inc., a corporation organized and existing under the laws of the State of Idaho, do hereby certify that at a Special Meeting of the Board of Directors of said Corporation properly called and held on April 21, 1995, the Board of Directors duly adopted the resolution establishing and designating a series of shares consisting of 2,000,000 shares, designated as Series A Preferred Stock, and fixing and determining the relative rights and preferences thereof. The undersigned further certify that the foregoing Statement and Exhibit thereto correctly sets forth the resolution adopted by the Board of Directors and correctly states the date of adoption thereof.




                                   /s/ Ernest R. Vadersen
                                   Ernest R. Vadersen, President



                                   /s/ Harold E. Hutchins
                                   Harold E. Hutchins, Secretary



   SUBSCRIBED AND SWORN to before me this  21st  day of    April   , 1995.



                                   /s/ John E. Knight

   [Notary's Seal]
                                   Print:
                                   Notary Public, State and County Aforesaid


                                   Commission No.

                                   My Commission Expires:


                                           Personally Known
                                   Type of Identification

                          UNANIMOUS WRITTEN CONSENT TO

                    RESOLUTIONS IN LIEU OF SPECIAL MEETING OF

                            THE BOARD OF DIRECTORS OF

                          GOLF-TECHNOLOGY HOLDING, INC.

          Pursuant to the authority contained in Section 30-1-44 of the Idaho Business Corporation Act (the "Act"), the adoption of the following resolution is consented to by the undersigned, who are all of the directors of this Corporation:

          RESOLVED, that pursuant to the authority expressly granted to the Corporation's Board of Directors by Article V of the Restated Articles of Incorporation of the Corporation, the Board of Directors hereby establishes a series of the Corporation's preferred stock, $0.001 per value per share, and hereby fixes the designation, the number of shares and the relative rights, preferences and limitations thereof as set forth on the attached statement designating the rights and preferences of the preferred stock, which is attached hereto as Exhibit "A" and by this reference incorporated herein.


          FURTHER RESOLVED, that this unanimous written consent shall be effective as of April ____, 1995.


                                   /s/ Ernest R. Vadersen
                                   Ernest R. Vadersen, President


                                   /s/ Harold E. Hutchins
                                   Harold E. Hutchins, Secretary


                                   /s/ Daniel R. Murphy
                                   Daniel R. Murphy

                                    Exhibit A

                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

                TO BE CONTAINED IN THE CERTIFICATE OF DESIGNATION

                                       OF

            SERIES A PREFERRED STOCK OF GOLF-TECHNOLOGY HOLDING, INC.


          (a) Voting Rights. (i) Except as otherwise provided herein or as required by law, the holders of shares or Series A Preferred Stock shall not be entitled to vote on any matters that come before the shareholders.

               (ii) In the event the Corporation shall fail to pay current dividends on the Series A Preferred Stock on four Dividend Payment Dates (as defined herein), whether consecutive or non-consecutive, the holders shall be entitled to vote, on a one-vote-per-share of Series A Preferred Stock basis, with the holders of the Common Stock on all matters submitted to the Company's shareholders. The holders shall continue to be entitled to the foregoing right to vote, notwithstanding the subsequent payment of any or all such dividends.

               (iii) On all matters on which the Series A Preferred Stock is entitled to vote by law, the holders shall be entitled to one vote per share of Series A Preferred Stock, voting separately as a single class.

          (b)  Dividend Rights.  (i)    Each issued and outstanding share of
   Series A Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends in cash at the annual rate of nine percent (9%), as adjusted for stock splits, stock dividends, recapitalization, reclassifications and similar events, payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1995 (each a "Dividend Payment Date"). Dividends and distributions (other than those payable solely in Common Stock) may be paid, or declared and set aside for payment, upon shares of Common Stock in any calendar year only if dividends shall have been paid, or declared and set apart for payment, on account of all shares of Series A Preferred Stock then issued and outstanding, at the aforesaid rate of such calendar year.

               (ii) The right to dividends upon the issued and outstanding shares of Series A Preferred Stock shall be cumulative from the date of issuance of such share of Preferred Stock to which the dividend relates so that such rights shall be deemed to accrue, whether earned, or whether there be funds legally available therefor, or whether said dividends shall have been declared; and if such dividends shall not have been declared and paid, the deficiency shall first be fully paid on the Series A Preferred Stock, before any dividend or other distribution (other than those payable solely in Common Stock) may be paid, or declared and set apart for payment, to the holders of shares of Common Stock, and shall in any event be paid upon conversion of the Series A Preferred Stock, in cash, or at the election of the holder of shares of Series A Preferred Stock, partly in cash and partly in shares of Common Stock, or all in shares of Common Stock, at the fair market value of the Common Stock at the time of payment, as determined in as set forth in paragraph (e) hereof. Any accumulation of dividends on the shares of Series A Preferred Stock shall not bear interest. The dividends payable upon the issued and outstanding shares of Series A Preferred Stock shall be payable upon a pro rata basis.

               (iii) The restrictions on dividends and distributions with respect to shares of Common Stock and of Series A Preferred Stock set forth in paragraph (b) hereof are in addition to, and not in derogation of, the other restrictions on such dividends and distributions set forth herein.

               (iv) The Holders shall be entitled to the voting rights set forth in paragraph (a)(ii) in the event dividends are not paid on four Dividend Payment Dates.

          (c) Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of record of shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, five Dollars ($5.00) per share of Series A Preferred Stock, plus a further amount per share equal to dividends, if any (i) then declared and unpaid on account of shares of Series A Preferred Stock and
   (ii) whether or not declared, then accrued in accordance with the provisions of subparagraph (b)(ii) hereof before any payment shall be made or any assets distributed to the holders of shares of Common Stock. If, upon any liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Preferred Stock.

          (d) Conversion Rights. (i) Subject to the terms and conditions hereof, each holder of record of shares of Series A Preferred Stock may, at any time, upon surrender to the Corporation of the certificates therefor at the principal office of the Corporation or at such other place as the Corporation shall designate, convert all or any part of such holder's shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock of the Corporation (as such Common Stock shall then be constituted) equal to the product of (A) the number of shares of Series A Preferred Stock which such holder shall then surrender to the Corporation, multiplied by (B) the number determined by dividing Five Dollars ($5.00) by the Conversion Price (as hereinafter defined) per share for the Series A Preferred Stock in effect at the time of conversion.

               (ii) For purposes of this Certificate Designation:

          "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation after the Issuance Date (as defined herein) whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of Common Stock issued upon conversion of the Series A Preferred Stock, (ii) any shares of the Company's Common Stock issued pursuant to shares which are currently reserved for issuance under the Golf-Tec Holding, Inc. Stock Option Plan (as such plan may be reconstituted to purchase Common Stock of the Company) and (iii) up to 500,000 shares of Common Stock (which number may be proportionately increased or decreased solely in the event of a subdivision or combination of the Company's Common Stock or the payment of a dividend on all shares of the Company's Common Stock payable in Common Stock of the Company) issued pursuant to options, other rights and convertible securities having exercise or conversion prices below the Conversion Price in effect which options, rights or securities are issued as incentive compensation to employees of the Company or its affiliates or to independent contractors who act as agents for the Company or its affiliates in connection with the Company's product sales.

          "Conversion Price" shall mean the price at which shares of the Common Stock shall be deliverable upon conversion of the Series A Preferred Stock. The Conversion Price shall initially be Five Dollars ($5.00). The Conversion Price shall be subject to adjustment as provided below:

          "Convertible Securities" shall mean any evidences of indebtedness, shares or securities convertible into, exercisable for or exchangeable for Additional Shares of Common Stock.

          "Issuance Date" shall mean the date the first share of Series A Preferred Stock is issued.

          "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

               (iii)     Adjustments to Conversion Price for Diluting Issues

          (A) In the event the Corporation at any time or from time to time shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification, stock split or otherwise than by payment of a dividend in Common Stock), then and in any such event, the Conversion Price in effect shall be proportionately decreased:

               (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

               (ii) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such subdivision becomes effective.

          (B) In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (C) In case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be possible, in relation to any, shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

          (D) If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock into which the Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such effectiveness would have been changed.

          (E) If and whenever, after the Issuance Date, the Corporation shall issue or sell, or is, in accordance with subparagraphs (E)(1) through (E)(6), deemed to have issued or sold, any Additional Shares of Common Stock for a consideration per share less than the Conversion Price in effect for the Series A Preferred Stock, immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, such Conversion Price shall be reduced as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price for the Series A Preferred Stock by a fraction (a) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received (or by express provision hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price for the Series A Preferred Stock and (b) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock.

          For purposes of this subparagraph E, the following subparagraphs
   (1) to (6) shall also be applicable:

               (E)(1) Issuance of Options. In case at any time after the Issuance Date the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any Options for the purchase of Common Stock or any stock or Convertible Securities whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Additional Shares of Common Stock are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of Additional Shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect for the Series A Preferred Stock immediately prior to the time of the granting of such Options, then the total maximum number of Additional Shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph E(3), no adjustment of either Conversion Price shall be made upon the actual issue of such Additional Shares of Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Additional shares of Common Stock upon conversion or exchange of such Convertible Securities.

               (E)(2) Issuance of Convertible Securities. In case the Corporation at any time after the Issuance Date shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of Additional Shares of Common Stock Issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect for the Series A Preferred Stock, immediately prior to the time of such issue or sale, then the total maximum number of Additional Shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that
   (a) except as otherwise provided in subparagraph (E)(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Additional Shares of Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchaser any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph (E)(1), no further adjustment of such Conversion Price shall be made by reason of such issue or sale.

               (E)(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (E)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (E)(1) or
   (E)(2), or the rate at which Convertible Securities referred to in subparagraph (E)(1) or (E)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect for the Series A Preferred Stock, at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any Option the issuance of which has reduced the Conversion Price or the termination of any such right to convert or exchange Convertible Securities the issuance of which has reduced the Conversion Price, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

               (E)(4) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred on any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

               (E)(5) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock, Options or convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (E)(6) Treasury Shares. The disposition of any shares of Common Stock owned or held by or for the account of the Corporation shall be considered an issue or sale of Additional shares of Common Stock for the purpose of this subparagraph E.

               (iv) Whenever the Conversion Price or the amount of Common Stock or other securities deliverable upon the conversion of Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal executive office and with any transfer agent or agents for its Series A Preferred Stock and Common Stock, a statement, signed by the Chairman of the Board, President, or one of the Vice Presidents of the Corporation, and by its Chief financial Officer or one of its Assistant Treasurers, stating the newly adjusted conversion Price and adjusted amount of its Common Stock or other securities deliverable per share of Series A Preferred Stock calculated to the nearest one one-hundredth and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. A copy of such statement shall be sent to each holder of Series A Preferred Stock. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

               (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series A Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of Series A Preferred Stock.

               (vi) No fractions of shares of Common Stock shall be issued upon conversion, but in lieu thereof the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined pursuant to paragraph (c) hereof.

               (vii) The Corporation will not, by amendment of this Certificate of Designation or by amendment of its Certificate of Incorporation (the "Charter") or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph (d) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          (e) Redemption. (i) The Corporation may, at its option, redeem the Series A Preferred Stock, in whole and not in part, out of funds legally available therefor, by action of the Board of Directors, at any time on or after six months from the date of issuance of the last share of Preferred Stock pursuant to the Corporation's Confidential Private Placement Memorandum dated January 19, 1995 at a redemption price of $5.00 per share, plus all accrued and unpaid dividends on a share of Series A Preferred Stock, upon notice and in the manner set forth in, and subject to the conditions of, this paragraph (e); provided, the current market price of the Common Stock (the closing sale price as reported by the Nasdaq National Market or, if not traded thereon, the closing bid price as reported by Nasdaq or, if not quoted thereon, the closing bid price in the National Quotation Bureau sheet listing for the Common Stock) equals or exceeds $7.50 per share (as may be adjusted proportionately upward or downward solely in the event of a subdivision or combination of the Company's Common Stock or the payment of a dividend on all of the Company's Common Stock payable in Common Stock of the Company) for 20 consecutive trading days ending no more than 10 days prior to the date of notice of redemption.

               (ii) Redemption Notice. If the Corporation elect to redeem the Preferred Stock, the Corporation shall mail, postage prepaid, not less than 30 days nor more than 60 days prior to the business day designated in such notice for the closing of such redemption (the "Redemption Date"), written notice thereof (the "Redemption Notice"), to each holder of record of the Series A Preferred Stock, at his post office address last shown on the records of the Corporation. Each such Redemption Notice shall state:

               (A) The number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem;

               (B)  The Redemption Date and Redemption Price;

               (C) The date upon which the holder's conversion rights (as set forth in paragraph (d) above) as to such shares terminate which termination shall be five days before the Redemption Date; and

               (D) That the holder is to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

               (iii) Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series A Preferred stock, unless such holder has exercised his right to convert the shares as provided in paragraph (d) hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

               (iv) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price therefor is either paid or made available for payment through the deposit arrangement specified in subparagraph (vii) below, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith terminate after the Redemption Date, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

               (v) Deposit of Funds. On or prior to the Redemption Date, the Corporation shall deposit with any bank or trust company, having a capital and surplus of at least $100,000,000 as a trust fund, a sum equal to the aggregate Redemption Price of all shares of Series A Preferred Stock called for redemption on such Redemption Date and not yet converted, with irrevocable instruction and authority to the bank or trust company to pay, on and after each such Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. From and after the date of such deposit (but not prior to the Redemption Date), the Series A Preferred Stock shall be redeemed. The deposit shall constitute full payment of the shares of their holders, and from and after the Redemption Date the Series A Preferred Stock shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive, from the bank or trust company, payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the first anniversary of the Redemption Date shall be released or repaid to the Corporation, after which the holders of shares called for redemption shall be entitled to receive payment of the Redemption Price only from the Corporation.

          (f) Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of record of sixty-six and two-thirds percent (66 %) of the outstanding shares of Series A Preferred Stock voting as a class:

               (i) Amend, repeal or modify any provision of, or add any provision to, the Corporation's Charter or By-laws or this Certificate of Designation if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely; or

               (ii) Reclassify the shares of Common Stock or any other shares of stock hereafter created junior to the Series A Preferred Stock as to dividends or assets into shares of Series A Preferred Stock or into shares having any preference or priority as to dividends or assets superior to or on a parity with that of the Series A Preferred Stock.

                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                   OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
                   QUALIFICATIONS, LIMITATIONS, RESTRICTIONS,
                   AND OTHER DISTINGUISHING CHARACTERISTICS OF
                            SERIES B PREFERRED STOCK

                                       OF

                          GOLF-TECHNOLOGY HOLDING, INC.

   It is hereby certified that:

        1. The name of the corporation (hereinafter called the "Corporation") is GOLF-TECHNOLOGY HOLDING, INC.

        2. The Articles of Incorporation of the Corporation, as amended, authorizes the issuance of 5,000,000 shares of Preferred Stock of a par value of $0.001 per share and expressly vests in the Board of Directors of the Corporation and the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial or voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

        3. On May 17, 1996, the Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, adopted the following resolutions creating a Series B issue of Preferred Stock:

        RESOLVED, that Ten Thousand (10,000) of the Five Million (5,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series B Preferred Stock (the "Series B Preferred Stock") and shall possess the rights and privileges set forth below:

             A.   Dividends.

                  (i) The holder of each issued and outstanding share of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets at the time legally available for such purpose, dividends at a rate of $32.50 per share per annum. No dividends shall be declared and paid on the Series B Preferred Stock (other than a dividend payable solely in shares of Series B Preferred Stock) unless all accrued but unpaid dividends on the Corporation's existing class of Series A Preferred Stock have been declared and paid in cash. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Series B Preferred Stock unless declared by the Corporation's Board of Directors; provided, however, that if all shares of Series B Preferred Stock have not been converted into common stock by April 30, 1997, such dividends shall begin to accumulate on all shares of Series B Preferred Stock which remain outstanding at such time and shall be payable, subject to clause (ii) below, on April 30, 1997, and each April 30 thereafter. At the Corporation's election, such dividends may be declared in cash, or in additional shares of Series B Preferred Stock in an amount equal to the number of shares of Preferred Stock which on such date would be convertible into that number of shares of Common Stock which shall be determined as follows: the amount of the dividend divided by the closing bid price of the Common Stock on April 30th (or the first following business day if such date should fall on a holiday). No dividends shall be declared or paid with respect to the Corporation's Common Stock (other than a dividend payable solely in Common Stock of the Corporation), or upon any one class of Preferred Stock of the Corporation with a dividend preference subordinate to the dividend preference of the Series B Preferred Stock, unless all accrued but unpaid dividends on the Series B Preferred Stock has been declared and paid and a dividend of equal or greater amount per share (on an as-if-converted to Common Stock basis) is first declared and paid with respect to the Series B Preferred Stock.

                  (ii) No dividends shall be paid on the Series B Preferred Stock at such time as:

                       (a)  such payment would violate Idaho law; or

                       (b) such payment would impair the net capital or other financial requirements applicable to the Corporation established by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, or any other state or federal securities authority or agency, any state or federal commodities authority or agency, or any commodities or securities exchange.

             B.   Liquidation Preference.

                  (i) In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series B Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series B Preferred Stock, an amount equal to one thousand dollars ($1,000) per share. The liquidation preference of the Series B Preferred Stock shall be junior in right of payment to the liquidation preference of the Corporation's existing class of Series A Preferred Stock. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series B Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series B Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series B Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series B Preferred Stock shall receive all of the assets of the Corporation available for distribution and each such holder of shares of the Series B Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series B Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series B Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series B Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

                  (ii) A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

             C.   Conversion of Series B Preferred Stock.

                  The holders of Series B Preferred Stock shall have the following conversion rights:

                  (i) Right to Convert. Each share of Series B Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock.

                  (ii) Mechanics of Conversion. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice ("Conversion Notice") via telecopy to the Corporation. The original Conversion Notice and the certificate or certificates representing the Series B Preferred Stock for which conversion is elected, shall be delivered to the Corporation by international courier, duly endorsed. The date upon which a Conversion Notice is properly received by the Corporation shall be a "Notice Date."

        The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series B Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series B Preferred Stock to be converted are received by the transfer agent or the Corportion within three business days after the Notice Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original shares of Series B Preferred Stock to be converted are not received by the transfer agent or the Corporation within three business days after the Notice Date, the Conversion Notice shall become null and void.

                  (iii) Conversion Dates. The Series B Preferred Stock shall become convertible into shares of Common Stock at any time commencing forty-five (45) days after the last day on which there is an original issuance of the Series B Preferred Stock (the "Conversion Date").

                  (iv) Conversion Price. Each share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula:

                                    N x 1,000
                                Conversion Price

   where:

        N =       the number of shares of the Series B
                  Preferred Stock for which conversion is
                  being elected.

   and

        Conversion
        Price = the lesser of (x) the closing bid price of the Corporation's Common Stock on the date of the original issuance of the Series B Preferred Stock, or (y) the average closing bid price of the Corporation's Common Stock for the five (5) trading days immediately preceding the Notice Date; provided, however, in no event shall the Conversion Price be less than $4.00 nor greater than $6.05; provided, further, however, that the aforesaid $4.00 minimum Conversion Price shall not be applicable on and after the first to occur of (i) January 1, 1997, (ii) August 15, 1996, if the Company's Common Stock has not been listed on the NASDAQ Small Cap Market on or prior to such date, or (iii) October 1, 1996, if the Company's unaudited financial statements for the quarter ended June 30, 1996 (as set forth in its Form 10-QSB filed with the Securities and Exchange Commission) reflected less than $350,000 of net income before income taxed.

                  (v) Automatic Conversion. Each share of Series B Preferred Stock outstanding on December 31, 1997 automatically shall be converted into Common Stock on such date at the Conversion Price then in effect, and December 31, 1997 shall be deemed to be the Notice Date with respect to such conversion.

                  (vi) Fractional Shares. No fractional share shall be issued upon the conversion of any shares, share or fractional share of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares (or fractions thereof) of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Commn Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing bid price of the Corporation's Common Stock on the Notice Date multiplied by such fraction.

                  (vii) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  viii)       Adjustment to Conversion Price.

                       (a) If, prior to the conversion of all shares of Series B Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                       (b) If prior to the conversion of all shares of Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series B Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series B Preferred Sock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such share of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series B Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interest of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holder of the Series B Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series B Preferred Stock may be entitled to purchase.

                  (c) If any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share if Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

             D.   Voting.   Except as otherwise provided by the General
   Corporation Law of the State of Delaware, the holders of the Series B Preferred Stock shall have no voting power whatsoever, and no holder of Series B Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

             E. Protective Provisions. So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the Series B Preferred Stock;

                  (b) create any new class or series of stock being on a parity with or having a preference over the Series B Preferred Stock with respect to dividends, to payments upon Liquidation (as provided for in Section B of this Designation) or to redemption; or

                  (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or hereafter from time to time amended).

             G. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted as contemplated by this Designation, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class of series, and shall not be issuable by the Corporation as Series B Preferred Stock.

        FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation, as amended, pursuant to the provisions of Section 30-1-16 of the Idaho Business Corporation Act.

   Signed on May 21, 1996.

                                 By:      /s/ Ernest R. Vadersen
                                     Ernest R. Vadersen, President

   Attest:


   /s/ Harold E. Hutchins, Secretary
   Harold E. Hutchins, Secretary